Exhibit 99.1

CARRIZO OIL & GAS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

STATEMENT OF OPERATIONS

	For the Six Months Ended June 30, 2012
	Historical	Pro Forma Adjustments		Pro Forma
	(In thousands, except per share amounts)
OIL AND GAS REVENUES	$164,533	$(6,878	)(1)	$157,655
COSTS AND EXPENSES
Lease operating	15,454	(3,664	)(1)	11,790
Production tax	6,227	(67	)(1)	6,160
Ad valorem tax	5,911	(547	)(1)	5,364
Depreciation, depletion and amortization	74,941	(5,570	)(2)	69,371
General and administrative	24,632	—		24,632
Accretion expense related to asset retirement obligations	348	(27	)(3)	321

TOTAL COSTS AND EXPENSES	127,513	(9,875)		117,638

OPERATING INCOME (LOSS)	37,020	(2,997)		40,017
OTHER INCOME AND EXPENSES
Interest expense	(35,022)	986	(4)	(34,036)
Capitalized interest	13,832	(314	)(5)	13,518
Other income, net	40,925	—		40,925

INCOME (LOSS) BEFORE INCOME TAXES	56,755	(3,669)		60,424
INCOME TAX (EXPENSE) BENEFIT	(18,828)	1,284	(6)	(20,112)

NET INCOME (LOSS)	$37,927	$(2,385)		$40,312

NET INCOME PER COMMON SHARE
BASIC	$0.96			$1.02

DILUTED	$0.95			$1.01

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
BASIC	39,520			39,520
DILUTED	39,987			39,987

See the accompanying notes to the unaudited pro forma condensed consolidated financial statement.

CARRIZO OIL & GAS, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENT

1. BASIS OF PRESENTATION

On April 30, 2012, Carrizo Oil & Gas, Inc. (the “Company”), along with certain of its wholly-owned subsidiaries, completed its sale, effective January 1, 2012, of a portion of its properties in the Barnett Shale (the “Divested Properties”) to a subsidiary of Atlas Resource Partners, L.P. for approximately $187.0 million in cash, subject to final post-closing adjustments. The above unaudited pro forma condensed consolidated statement of operations is presented to illustrate the effect of the Company’s disposition of these properties on its historical operating results. The unaudited pro forma condensed consolidated statement of operations for the six months ended June 30, 2012 is based on the historical financial statements of the Company after giving effect to the transaction as if the disposition had occurred on January 1, 2012. The unaudited pro forma condensed consolidated statement of operations should be read in conjunction with the Company’s historical consolidated financial statements and notes thereto contained in the Company’s 2011 Annual Report on Form 10-K and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012.

The preparation of the unaudited pro forma condensed consolidated statement of operations is based on financial statement prepared in accordance with accounting principles generally accepted in the United States of America. These principles require the use of estimates that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results could differ from those estimates.

The unaudited pro forma condensed consolidated statement of operations is provided for illustrative purposes only and does not purport to represent what the actual results of operations would have been had the transaction occurred on the respective date assumed, nor is it necessarily indicative of the Company’s future operating results. However, the pro forma adjustments reflected in the accompanying unaudited pro forma condensed consolidated statement of operations reflect estimates and assumptions that the Company’s management believes to be reasonable.

2. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

The unaudited pro forma condensed consolidated statement of operations for the six months ended June 30, 2012 reflects the following pro forma adjustments:

(1)	Eliminate the revenues and direct operating expenses of the Divested Properties.

(2)	Reflect the reduction in depreciation, depletion and amortization resulting from the application of the net proceeds as a reduction of Property and Equipment, net.

(3)	Eliminate the accretion expense related to asset retirement obligations of the Divested Properties.

(4)	Reduce interest expense resulting from the application of a portion of the net proceeds as a reduction of the amounts outstanding under the Company’s U.S. senior secured revolving credit facility.

(5)	Reduce capitalized interest resulting from the reduction in unproved property costs associated with the Divested Properties.

(6)	Record income tax benefit of the pro forma adjustments using the U.S. federal statutory rate of 35%.

3. Under the terms of its senior secured revolving credit facility, the Company is subject to certain financial covenants for the quarter ended June 30, 2012: (1) a ratio of Total Debt to EBITDA of not more than 4.75 to 1.00; (2) a Current Ratio of not less than 1.00 to 1.00; (3) a ratio of Senior Debt to EBITDA of not more than 2.50 to 1.00; and (4) a ratio of EBITDA to Interest Expense of not less than 2.50 to 1.00 (each term as defined in the credit agreement). At June 30, 2012, after giving pro forma effect to the Sale, the ratio of Total Debt to EBITDA was 3.68 to 1.00, the Current Ratio was 1.13 to 1.00, the ratio of Senior Debt to EBITDA was 0.52 to 1.00, and the ratio of EBITDA to Interest Expense was 4.28 to 1.00.